Exhibit 99.1

    Arrow Electronics Continues to Improve Operating Efficiencies;
             Anticipates Savings of $25 Million Per Year

    MELVILLE, N.Y.--(BUSINESS WIRE)--May 28, 2003--Arrow Electronics, Inc. (NYSE:ARW) today announced that it is continuing to take actions to increase its operational and organizational efficiencies. These actions, across multiple locations and functions, will eliminate approximately 400 jobs (approximately 3 percent of the company's global work force) and will include a further rationalization of the company's physical logistics network. The company will realize approximately $25 million of annual operating expense savings, with the majority of the expense reduction being realized at the beginning of the third quarter of 2003. The company will record restructuring charges of between $12 million and $15 million in connection with these actions and expects that about half of the charges will be included in its second quarter results.
    "It is unfortunate that our decisions require the elimination of employee positions, but we must continue to identify opportunities to operate more efficiently and, at the same time, enhance our ability to meet the needs of our customers and suppliers," said William E. Mitchell, President and Chief Executive Officer of Arrow. "This is an evolutionary process that is critical to the success of Arrow and those who depend on us."
    Included in the actions being taken by the company will be the merger of the Global Information Business ("GIB") into Arrow's existing worldwide components businesses and the reduction of certain GIB offerings. "The information and services developed by GIB have proven to be of benefit to both our customers and to Arrow," said Mr. Mitchell, "but today the market served by GIB is not large enough to economically support this business as a separate entity."
    Arrow Electronics is one of the world's largest distributors of electronic components and computer products and a leading provider of services to the electronics industry. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and over 150,000 original equipment manufacturers, contract manufacturers, and commercial customers through more than 190 sales facilities and 21 distribution centers in 40 countries. Detailed information about Arrow's operations can be found at www.arrow.com.

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but are not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K). Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.

    CONTACT: Arrow Electronics, Inc.
             Investor Relations:
             Robert E. Klatell
             Executive Vice President
             631/847-1830
             or
             Eileen M. O'Connor
             Vice President, Investor Relations
             631/847-5740
             or
             Public Relations:
             Maria Neder
             Manager, Public Relations
             631/847-5467